Exhibit 4.17

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of December 8, 2005, but effective as of October 3, 2005 (the “Effective Date”) by and between PRESCIENT APPLIED INTELLIGENCE, a Delaware corporation (hereinafter called “Company”), and THOMAS AIKEN, an individual (hereinafter called “Employee”).
RECITAL
     The Company wishes to employ Employee and Employee wishes to be employed by the Company on the terms and conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, Company and Employee agree as follows:
     1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.
     2. Office and Duties.
          (a) Employee shall be CFO of Company and shall have such authority and such responsibilities as the Company reasonably may determine from time to time. Employee shall be provided with such office space and supplies as reasonably necessary to support the satisfaction of the performance of goals to be established during the term hereof and shall be appropriate to his status as an officer of the Company.
          (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently furthers the business and interests of Company.
     3. Term. The Company will employ the Employee for a period of one (1) year commencing on October 3, 2005 (“Initial Term”) and automatically renewed for successive terms of one (1) year each (“Renewal Term”) unless either party shall have given to the other party at least 60 days’ prior written Notice of the termination of this Agreement prior to the end of the current term.
     4. Compensation.
          (a) Base Salary. For all of the services rendered by Employee to Company for the Initial Term, Employee shall receive an annual base salary (“Base Salary”) of One Hundred Seventy-Five Thousand Dollars ($175,000.00), payable in reasonable periodic installments in accordance with Company’s regular payroll practices in effect from time to time.
          (b) Bonus. For all of the service rendered by Employee to Company for the year 2006, Employee shall be eligible for a performance bonus of up 20% of Base Salary.

Employee’s 2006 Bonus shall be based on the financial performance goals and Management by Objective (MBO) goals set for Employee and Company by the Compensation Committee of the Board of Directors of the Company, which goals shall be dated and signed by both Employee and the Company and attached hereto and made a part hereof as Schedule A. Nothing herein shall limit or restrict the Employee from receiving any other bonuses or other compensation from the Company; provided that such bonus or compensations is approved by the Compensation Committee of the Board of Directors of the Company.
          (c) Equity. The Company grants the Employee an initial non-qualified stock option to purchase shares of the Company’s common stock equal to 1.0% of the issued and outstanding on the Effective Date (the “initial options”) and be set at a strike price equal to the closing price of the stock on the date of issuance of the options. The options shall vest on a three-year schedule commencing on the Effective Date. Further, on each anniversary of the Effective Date of this Agreement, the Company may grant the Employee additional options, based upon a percentage of the issued and outstanding shares at the time of grant, in an amount to be determined by the Compensation Committee (the “additional options”). Any additional options shall vest on a three-year schedule.
          (d) Benefits. Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to, and on the same terms as, other similarly situated employees of Company.
          (e) Paid Time Off (PTO). During each year of the term of this Agreement, Employee shall be entitled to twenty (20) days PTO.
          (f) Expenses. The Company will reimburse the Employee for reasonable expense (consistent with Company policy) incurred by the Employee concerning the Company, upon presentation of appropriate substantiation for such expenses.
     5. Authority to Bind Company. Employee is permitted and authorized to make disbursements or purchases and to incur liabilities on behalf of Company or to otherwise obligate Company in any manner whatsoever up to $10,000. The CEO of the Company must authorize commitments above $10,000.
     6. Termination. This agreement may be terminated prior to the expiration of the Term as set forth in Section 3. above in the following manner:
          (a) Death. If Employee dies, all payments hereunder shall cease at the end of the month in which Employee’s death shall occur and, after such payments including any bonus attributable to the period prior to death and any unreimbursed expenses, Company shall have no other obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of benefits, if any, pursuant to Section 4(d) hereof.

          (b) Disability.
               (i) If Employee becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Company will continue the payment of Employee’s Base Salary at the then current rate for a period of ninety (90) days following the date Employee is first unable to perform his duties due to such disability or incapacity. Thereafter, Company shall have no obligation for Base Salary or other compensation payments to Employee during the continuance of such disability or incapacity.
               (ii) If Employee is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of thirty (30) consecutive days or for a cumulative period of sixty (60) days during any twelve-month period, Company shall have the right to terminate this Agreement thereafter, in which event, after payment of the amount set forth in Section 6(b)(i) and any bonus attributable to the period prior to date of termination, any accrued but unused Paid Time Off (PTO) and any unreimbursed expenses, Company shall have no other obligations or liabilities hereunder after the date of such termination.
          (c) Discharge for Cause.
               (i) The Company may terminate the Agreement for “Cause.” As used herein, “Cause.” shall mean any of the following: (1) the Employee’s conviction or plea of nolo contendre to a felony, or a crime involving moral turpitude; (2) the Employee’s commission or omission of an act or course of conduct constituting willful or intentional misconduct, embezzlement, fraud or malfeasance as to the Company and/or the Employee’s employment hereunder; (3) the Employee’s failure to follow the good faith written instructions of the CEO or Board of Directors of the Company; (4) the Employee’s breach of this Agreement in any material respect; (5) the Employee’s failure to comply with the Company’s written policies and procedures of which he has notice in any material respect; or (6) the continued refusal by or inability of Employee, after written notice by the Company, to make himself available for the performance of his duties hereunder (other than as the result of physical or mental disability, as determined under the Company’s health or disability insurance plan). The term “continued” shall mean a period of not less than thirty (30) consecutive business days (other than while Employee is taking vacation or is otherwise unavailable with the permission of the Board of Directors) and the term “available” shall mean that Employee shall be personally present at the Company’s offices and shall be immediately willing and able to perform his duties.
               (ii) If the Cause is such that there is a reasonable prospect that it can be cured with diligent effort, and such Cause is not the result of the Employee’s willful or intentional misconduct, then prior to any termination by the Company for Cause, the Employee shall have a reasonable time (having regard for the nature of the Cause) to cure such Cause, which time shall not in any case exceed thirty (30) days from the date notice of termination for Cause is given to the Employee.
               (iii) If the Employee’s employment hereunder is terminated for Cause prior to the expiration of the then current term, the Employee shall be entitled to any unpaid

Salary accrued through the date of termination, and any unpaid bonuses earned with respect to the last full month that Employee was employed by the Company and any unreimbursed expenses.
          (d) Discharge Without Cause by the Company. The Company may terminate this agreement at any time and at the Company’s sole convenience and in its sole discretion and without specifying any cause as set forth in Section 6. (c) hereof. In such event, the Company shall pay to Employee (i) his earned but unpaid salary, bonus and accrued but unused Paid Time Off (PTO) through the date of termination, (ii) the amount of any unreimbursed expenses, and (iii) contingent upon the execution and delivery by the Company and Employee of a mutually acceptable mutual general release and mutual nondisparagement agreement, the Company shall pay Employee’s Base Salary as in effect at the time of such termination for a period equal to six months from the effective date of such termination. The Company shall continue to provide health insurance to the Employee for six months at the same level as in effect at the effective date of such termination. Notwithstanding the foregoing, for a period of four months from the Effective Date of this Agreement, Employee shall be in an evaluation period during which discharge without cause would not result in a six month severance package of salary and health benefits.
     7. Change of Control.
          (a) In the event of a Change of Control (as defined below), then Company shall pay to Employee, upon delivery of a general release satisfactory to Company, an amount equal to the six (6) months of the annual Base Salary in effect at the date of termination, paid upon termination and provide six (6) months of health insurance coverage. Employee’s stock options shall be deemed fully vested. Thereafter, Company shall have no other obligations or liabilities hereunder.
          (b) For purposes of the Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having at least 50% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder of the Company owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction) and no person is the beneficial owner of at least 30% of the shares of the resulting entity as contemplated by Section 7(b)(i) above; (iii) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board, by or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 7(b)(iii), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 under the Exchange Act or any successor provision; (iv) Notwithstanding the foregoing, if, Employee’s employment with the Company is not terminated within one year after the date of consummation of such Change in Control, then no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement unless (a) Employee is demoted, removed or not reelected to any of his offices or positions or there is a material diminishment of the Employee’s responsibilities, duties, powers, authority or status; (b) there is a material reduction in the Employee’s compensation or benefits, unless as part of companywide reduction in expenses; (iii) the Employee’s principal place of employment is changed to a location more than 25 miles from the Employee’s current employment location; (c) any failure by the Company to comply with any of the material provisions of this agreement; (d) any purported termination by the Company of the Employee’s employment which is not effected in accordance the terms of this Agreement; or (e) any failure by the Company to obtain the assumption of this Employment Agreement by any successor or assign of the Company.
     8. Noncompetition, Trade Secrets, Etc.
          (a) During the term of this Agreement and for a period of one (1) year from the date of termination, unless the Company terminated Employee or in the event of a Change of Control, Employee shall not engage in, as a principal, partner, director, officer, agent, consult or any employee, competition with Company’s software and services developed or acquired by the Company during the term of this Agreement. Due to the nature of the business conducted by Company, Employee acknowledges that the restrictions contained herein, which have no geographic limitation, are reasonable and necessary to protect the legitimate interests of Company. Nothing contained in this Paragraph 11 shall prevent Employee from: (i) holding for investment up to five percent (5%) of any class of equity securities of a company whose equity securities are traded on a national securities exchange; or (ii) working for any consumer products’ company or any channel partner of Company as an employee or consultant.
          (d) Any and all writings, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company.

     9. Binding Arbitration
       Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association before a single arbitrator in Philadelphia, Pennsylvania in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.
     10. Miscellaneous.
          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(i)	If to Employee:

Thomas Aiken
1666 Franklynn Drive
Furlong, PA 18925

(ii)	If to Company:

Jane Hoffer, President & CEO
Prescient Applied Intelligence, Inc.
1247 Ward Avenue
West Chester, PA 19380

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.
          (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any of the restrictions contained in Paragraph 11 are found to be unenforceable in whole or in part, Employee agrees that the court should nevertheless enforce each restriction or portion thereof that is not found to be unenforceable and may modify any unenforceable restriction or obligation to render it enforceable.
          (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
          (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

PRESCIENT APPLIED INTELLIGENCE, INC.

By:

Name:
Title:

Thomas Aiken

SCHEDULE A
2006 Bonus